                                                                    Exhibit 11

                     ORION CAPITAL CORPORATION AND SUBSIDIARIES
                       COMPUTATION OF EARNINGS PER COMMON SHARE
                     (000s omitted except for per common share data)

                                                    Year Ended December 31,
                                                ------------------------------
                                                  1997       1996       1995
                                                  ----       ----       ----
BASIC -
Weighted average number of
  shares outstanding..........................    27,333     27,400     28,110
                                                ========    =======    =======

Net earnings available to
  common stockholders.........................  $115,806    $86,631    $67,622
                                                ========    =======    =======

Net earnings per common share ................  $   4.24    $  3.16    $  2.41
                                                ========    =======    =======
DILUTED -
Weighted average number of shares
  outstanding..................................   27,333     27,400     28,110

Dilutive effect of stock options and
  stock awards.................................      567        388        264
                                                --------    -------    -------
Weighted average number of common and
  diluted equivalent shares....................   27,900     27,788     28,374
                                                ========    =======    =======

Net earnings available to common
  stockholders................................. $115,806    $86,631    $67,622
                                                ========    =======    =======

Net earnings per common share ................  $   4.15    $  3.12    $  2.38
                                                ========    =======    =======